                                   EXHIBIT 11

                          The Great Train Store Company
                        Computation of Per Share Earnings

                                                For the Thirteen Weeks Ended             For the Twenty-Six Weeks Ended
                                             June 29, 1996          June 28, 1997        June 29, 1996      June 28, 1997
                                          --------------------   --------------------   -----------------   ---------------

Weighted Average of:

      Common Stock Outstanding                3,155,742              4,399,601             3,150,371           4,398,160

      Common Stock Equivalents                        -                      -                     -                   -
                                         --------------        ---------------        --------------        ------------

      Shares Outstanding                      3,155,742              4,399,601             3,150,371           4,398,160
                                         ==============        ===============        ==============        ============


Net Loss                                 $     (408,510)        $     (599,409)        $    (916,005)       $ (1,111,431)

Weighted Average Shares Outstanding           3,155,742              4,399,601             3,150,371           4,398,160
                                         --------------         --------------        ---------------       ------------

Net Loss Per Share                       $        (0.13)        $        (0.14)        $       (0.29)       $      (0.25)
                                         ==============         ==============         ==============       ============
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